ARTICLES OF CORRECTION

For

FILED
15 JAN 26 PM 2:52
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

HELPFUL ALLIANCE COMPANY

Name of Corporation as currently filed with the Florida Dept. of State

P12000034537

Document Number (if known)

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected.

These articles of correction correct THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION,
(Document Type Being Corrected)

filed with the Department of State on 01/02/2015.
(File Date of Document)

Specify the inaccuracy, incorrect statement, or defect:

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 250,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"); 200,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"); and 40,000,000 shares of Series-X Common stock, par value of $0.01 (the "Series-X Stock").

Correct the inaccuracy, incorrect statement, or defect:

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 250,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"); 200,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"); and 40,000,000 shares of Series-X Common stock, par value $0.001 (the "Series-X Stock).

(Signature of a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary.)

Sergey Gurin
(Typed or printed name of person signing)

President
(Title of person signing)

Filing Fee: $35.00